Exhibit 99.1

Contacts:

Media: Troy D. Gravitt at 703-469-1004 or tgravitt@fbr.com

Investors: Bradley J. Wright at 703-469-1080 or fbcmir@fbr.com

FBR Capital Markets Corporation Announces Pricing of Secondary Offering of Common Stock

ARLINGTON, VA, October 23, 2009 – FBR Capital Markets Corporation (NASDAQ: FBCM) (FBR Capital Markets), a leading investment bank serving the middle market, today announced that Arlington Asset Investment Corp. and one of its wholly-owned subsidiaries priced the previously announced secondary public offering of 12,830,450 shares of FBR Capital Markets’ common stock at $6.00 per share. Proceeds to the selling stockholders, after the underwriting discount but before expenses, will be $73,133,565. The underwriters have a 30-day option to purchase up to an additional 1,924,567 shares of the FBR Capital Markets’ common stock to cover over-allotments, if any, from the selling stockholder that is Arlington Asset Investment Corp.’s wholly-owned subsidiary. FBR Capital Markets will not receive any of the net proceeds from the sale of shares.

FBR Capital Markets & Co., a wholly-owned subsidiary of FBR Capital Markets, and Barclays Capital Inc. are joint book-running managers for the offering, and Sandler O’Neill & Partners, L.P. is co-manager for the offering.

FBR Capital Markets provides investment banking, merger and acquisition advisory, institutional brokerage, prime brokerage and research services through its subsidiary FBR Capital Markets & Co. FBR Capital Markets & Co. focuses on seven industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; insurance; real estate; and technology, media & telecom. Asset management services are provided by FBR Investment Management, Inc., and mutual funds are provided by FBR Fund Advisers, Inc.; both companies are subsidiaries of FBR Capital Markets. FBR Capital Markets is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States and in London.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. A registration statement relating to these securities has been filed and is effective. A written prospectus for the offering meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from FBR Capital Markets & Co., 1001 Nineteenth Street North, Arlington, VA 22209, Attention: Todd Davis, by calling FBR Capital Markets & Co. at (703) 469-1023 or by emailing Todd Davis of FBR Capital Markets & Co. at tdavis@fbr.com or from Barclays Capital Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, by calling Barclays Capital Inc. at 1 (888) 603-5847 or by emailing Barclays Capital Inc. at barclaysprospectus@broadridge.com.

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